EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), made as of July 7, 2014 (the “Effective Date”), by and between WILDWOOD TIMBERLANDS LLC, a Delaware limited liability company (hereinafter referred to as “Seller”), CATCHMARK TIMBER TRUST, INC., a Maryland corporation (hereinafter referred to as “Purchaser”) and FIDELITY NATIONAL TITLE GROUP (hereinafter referred to as “Escrow Agent”);

WITNESSETH:

WHEREAS, Seller is the owner of those certain tracts or parcels of land located in Bleckley, Crawford, Crisp, Dodge, Macon, Marion, Monroe, Peach, Schley, Sumter, Talbot, Taylor, Terrell, Twiggs, Upson, Wilcox, and Wilkinson Counties, Georgia, containing approximately 37,663 acres, which tracts or parcels are more fully described and depicted on Exhibit A attached hereto, together with all buildings, structures, and other improvements located thereon, all tenements, hereditaments, easements, appurtenances and privileges thereto belonging, all trees, timber, sand, gravel and crops now located thereon or thereunder, and all oil, gas and mineral rights and interests not reserved or conveyed by Seller’s predecessors in title (collectively, the “Property”); and

WHEREAS, Purchaser desires to purchase and Seller desires to sell the Property;

NOW, THEREFORE, the parties have agreed and do hereby agree as follows:

1.Agreement of Purchase and Sale. Subject to the provisions of this Agreement, and for the consideration herein stated, Seller agrees to sell the Property to Purchaser and Purchaser agrees to buy the same from Seller, together with an assignment of all Unrecorded Agreements (as hereinafter defined).

2.Purchase Price. The purchase price to be paid by Purchaser for the Property shall be Seventy-Six Million Two Hundred Fifty Thousand and NO/100 Dollars ($76,250,000.00), subject to the adjustment as provided in this Agreement (hereinafter referred to as the “Purchase Price”), and shall be payable to Seller by wire transfer of immediately available funds to an account designated by Seller.

3.Earnest Money. Within five (5) business days after the Effective Date, Purchaser shall deliver to Escrow Agent the sum of One Million and No/100 Dollars ($1,000,000) (the “Initial Earnest Money”). Purchaser shall deliver to Escrow Agent an additional One Million and No/100 Dollars ($1,000,000) (together with the Initial Earnest Money, the “Earnest Money”) on the first day following the final day of the Due Diligence Period (as defined below). Escrow Agent agrees to hold the Earnest Money in a non-interest bearing account and disburse the Earnest Money in accordance with the terms hereof. At the Closing, the Earnest Money shall be returned to Purchaser.

4.Closing.

(a)    The execution and delivery of the documents and instruments for the consummation of the purchase and sale pursuant hereto (herein referred to as the “Closing”) shall take place on that date which is thirty (30) days after the expiration of the Due Diligence Period (as the same may be extended pursuant to Section 6(a) below), through the escrow services of Escrow Agent, or such earlier date and time, and/or such other location, as may be mutually agreeable to Seller and Purchaser.

(b)    On or before the Closing, Seller shall deliver the following:

(i)    subject to Section 5(d), one or more (at Purchaser’s election) limited warranty deeds for each county in which the Property is located (warranting only against the claims of persons claiming by, through or under Seller) in the form of Exhibit B attached hereto executed by Seller, subject only to the Permitted Encumbrances, as hereinafter defined (collectively, the “Deeds”);

(ii)    an affidavit as to the non-foreign status of Seller in form satisfactory to Seller;

(iii)    an affidavit of Georgia residence;

(iv)    an assignment and assumption of the Unrecorded Agreements (as hereinafter defined) assumed by Purchaser in form reasonably acceptable to Purchaser and Seller (the “Unrecorded Agreements Assignment”);

    (v)    evidence, reasonably satisfactory to the Escrow Agent, that the transactions contemplated by this Agreement have been authorized by all requisite action of Seller;

(vi)    an owner’s affidavit in form sufficient to cause the Escrow Agent to issue an owner’s title insurance policy without exception for materialmen’s and mechanic’s liens, parties in possession and unrecorded agreements other than the Unrecorded Agreements assumed by Purchaser;

(vii)    a closing statement reasonably satisfactory to Purchaser, Seller and Escrow Agent (the “Closing Statement”); and

(viii)    such other certificates, affidavits and documents as may be reasonably necessary to consummate the purchase and sale contemplated hereby and to enable Purchaser to obtain the title insurance policy in accordance with this Agreement. The owner’s affidavit and any other affidavits or certificates executed by or on behalf of Seller at the Closing shall be given to the actual knowledge of the person or entity executing the same, without independent investigation or inquiry.

1
(c)    On or before the Closing, Purchaser shall deliver the following:

(i)    the Purchase Price, subject to adjustment as set forth in this Agreement;

(ii)    an executed counterpart of the Unrecorded Agreements Assignment;

(iii)    evidence, reasonably satisfactory to the Escrow Agent, that the transactions contemplated by this Agreement have been authorized by all requisite action of Purchaser;
(iv)    an executed counterpart of the Closing Statement; and

(v)    such other certificates, affidavits and documents as may be reasonably necessary to consummate the purchase and sale contemplated hereby and to enable Purchaser to obtain the title insurance policy in accordance with this Agreement.

1.Title.

(a)    Subject to section 5(d), Seller agrees to convey to Purchaser fee simple title to the Property by limited warranty deed, free and clear of all liens, encumbrances, assessments, agreements, options and covenants, except for such encumbrances set forth on Exhibit C attached hereto (those items set forth on Exhibit C, the “Permitted Encumbrances”). Purchaser shall obtain a title insurance commitment to insure the Property through Escrow Agent, along with copies of all exception documents, plats and tax information (the “Title Commitment”).

(b)    Purchaser shall have until 5:00 p.m. (Eastern Time) on the forty-fifth (45th) day after the Effective Date (the “Due Diligence Period”) of this Agreement to examine title to the Property. Purchaser may, by written notice to Seller and Escrow Agent prior to the expiration of the Due Diligence Period (“Title Objection Letter”), object to any matter of title (whether or not such matter is listed on said Exhibit C). Any matter of title set forth in the Title Commitment to which Purchaser fails to timely object shall be conclusively deemed to have been approved by Purchaser and shall become a Permitted Encumbrance. If Purchaser delivers the Title Objection Letter to Seller, Seller shall give written notice to Purchaser of its response to such objections within fifteen (15) days after Seller’s receipt of Purchaser’s notice thereof indicating whether Seller will cure the matters objected to by Purchaser (the “Title Objection Response”); provided, however, that Seller shall at its sole cost secure the release of any monetary liens or encumbrances of a definite or ascertainable amount by Seller’s payment or bonding against the same at or prior to Closing (“Required Cure Matters”). Other than with respect to Required Cure Matters, if Seller fails to, or elects not to, cure or satisfy on or before five (5) days prior to the date of Closing any objections contained in the Title Objection Letter (a “Title Defect”) then Purchaser shall elect to:

(i)    waive such Title Defect(s) and close the sale without regard to said Title Defect(s) and without an adjustment to the Purchase Price; or

(ii)    delete the portion or portions of the Property subject to such Title Defects from the Property conveyed by Seller to Purchaser at Closing, in which event the Purchase Price will be reduced by an amount equal to the fair market value of such deleted portions, as determined in accordance with Section 27 below.

In the event that Seller does not deliver timely a Title Objection Response, or if Seller delivers the Title Objection Response indicating that Seller will cure the Title Defects, Seller shall cure all applicable Title Defects prior to Closing. It is agreed that Seller may cure any Title Defect(s) by causing the Title Company to issue at standard rates an owner's title insurance policy insuring title to the Property over said Title Defect(s).

(c)    At any time prior to Closing Purchaser shall have the right to notify Seller of any title matter to which Purchaser objects which first appears of record after the effective date of the Title Commitment or otherwise becomes known to Purchaser after the delivery of the Title Objection Letter, it being understood and agreed that no such title matter shall constitute a Permitted Encumbrance hereunder unless Purchaser does not object to, or objects to and subsequently waives objection to, the same.

(d)    Subject to Section 5(d), so long as this Agreement remains in force, Seller shall not lease, encumber or convey all or part of the Property or any interest therein, or enter into any agreement granting to any person any right with respect to the Property or any portion thereof, without the prior written consent of Purchaser. Notwithstanding the foregoing, Seller may, without the prior written consent of Purchaser, enter into or renew any recreational lease, license or agreement with a term of not more than one (1) year (a “New Lease”) provided that (i) any such lease is terminable upon not more than thirty (30) days’ notice; (ii) Seller delivers a copy of said New Lease to Purchaser within three (3) days after the Effective Date of the New Lease; and (iii) said New Lease is entered into in the normal course of Seller’s business and is on Seller’s standard recreational lease form, a copy of which Seller has delivered to Purchaser.

(e)    Purchaser acknowledges and agrees that Seller may continue to conduct ongoing timber harvesting operations until Closing on those harvest planning units identified in Exhibit E (the “Harvest Parcels”). If Seller is unable to complete such harvesting operations by Closing, Seller may retain the right to complete such harvesting operations on such Harvest Parcels for one (1) year after the Closing. If such harvesting operations are not completed by Closing, Seller shall reserve such timber in the Deeds and Purchaser and Seller shall enter into an access and harvest agreement at Closing (the “Post Closing Harvest Agreement”) on terms and conditions reasonably acceptable to Purchaser and Seller providing Seller with the right to enter on to such portions of the Property by means of access routes approved by Purchaser to access and remove such timber. Seller shall retain all rights to such timber and all proceeds therefrom until Closing, and through the term of the Post Closing Harvest Agreement, if applicable. Seller shall (i) remain responsible for any severance taxes arising out of the removal of such retained timber, and (ii) indemnify, hold harmless and defend Purchaser, its successors and assigns, from and against any loss, cost, claim or liability, including without limitation, reasonable attorneys’ fees, associated with Seller’s operations on the Property after Closing, which obligations shall be reflected in the Post Closing Harvest Agreement.

2.Inspection.

(a)    Purchaser and its agents, representatives, employees, engineers and contractors shall have the right during the term of this Agreement to enter upon the Property to inspect, examine, survey and make test borings, soil bearing tests, timber cruises, soil percolation tests and other engineering tests or surveys which it may deem necessary or advisable; provided, however, that Purchaser shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) prior to conducting any core sampling, test borings or other invasive testing. Purchaser and the contractors, representatives and agents of Purchaser who enter upon the Property shall maintain commercial general liability insurance, naming Seller as an additional insured, in an amount not less than $1,000,000 at all times that they are present on the Property, and upon request by Seller, shall provide Seller with written evidence of such insurance. Purchaser hereby agrees to indemnify and hold Seller harmless for any and all cost and expense resulting from claims or damages caused by said inspections, examinations and tests. The foregoing indemnification shall survive any termination, cancellation or expiration of this Agreement or the closing of the purchase and sale contemplated hereby. Purchaser shall have the right to extend the Due Diligence Period for up to fifteen (15) days by written notice to Seller delivered on or before the date then scheduled for the expiration of the Due Diligence Period.

(b)     Notwithstanding the foregoing, if Purchaser determines on or before July 14, 2014 that the Property is not suitable for Purchaser’s intended use for any reason, or for no reason, in Purchaser’s sole discretion, Purchaser may terminate this Agreement by giving written notice of the same to Seller on or before said date, whereupon Escrow Agent shall immediately refund the Earnest Money to Purchaser and no party hereto with all have any further rights or obligations hereunder, except for those rights and obligations that expressly survive termination.

3.Condition of Property; Damage; Condemnation.

(a)    Seller agrees that at the Closing the Property shall be in substantially the same condition as exists on the date hereof, subject to natural wear and tear, condemnation, casualties beyond Seller’s control, and Seller’s harvest rights pursuant to Section 5(d). All risk of loss to the Property or any part thereof prior to the Closing shall be borne entirely by Seller.

(b)    If at any time prior to the Closing, any timber or trees on the Property or any part thereof are destroyed or damaged by fire or other Casualty (as hereinafter defined), Seller shall deliver to Purchaser prompt written notice of such destruction or damage along with the amount of such damage (calculated as the value of the destroyed or damaged Property less the salvage value of such destroyed or damaged Property), and the transactions contemplated by this Agreement shall be subject to the provisions of this Section 7(b). The date of the Closing shall be extended to the extent necessary to permit the compliance with all procedures set forth in this Section 7(b).

(i)    If the amount of such damage does not exceed $25,000 (the “Threshold Amount”), then Purchaser shall be required to purchase the Property in accordance with this Agreement without a reduction of the Purchase Price.
(ii)    If the amount of such damage exceeds the Threshold Amount but does not exceed $7,625,000, then Purchaser shall be required to purchase the Property in accordance with this Agreement, provided that the Purchase Price shall be reduced by an amount equal to the amount of such damage.
(iii)    If the amount of such damage exceeds $7,625,000, then Purchaser, at its sole option, shall elect by delivering written notice to Seller either (A) to cancel this Agreement, whereupon Escrow Agent shall promptly return the Earnest Money to Purchaser and no party hereto shall have any further rights or obligations hereunder (except as may otherwise be expressly provided herein), or (B) to purchase the Property in accordance with this Agreement, provided that the Purchase Price shall be reduced by an amount equal to the amount of such damage. Subject to Section 7(b)(iv), failure of Purchaser to deliver such written notice to Seller within fifteen (15) days following receipt of Seller’s written notice shall be deemed an election of clause (B).
(iv)    If Purchaser, by delivering written notice to Seller within fifteen (15) days following Seller’s delivery of written notice of the damage, disputes the amount of damage reported by Seller, Purchaser and Seller shall attempt in good faith to resolve such dispute and agree upon the amount of the damage. If Purchaser and Seller are unable to agree as to the amount of damage from fire or other Casualty on or before ten (10) days after Purchaser delivers to Seller written notice of its dispute, then the amount of damage will be determined in accordance with Section 27 of this Agreement.
(c)    If at any time prior to the Closing, any action or proceeding is filed or threatened under which any portion of the Property may be taken pursuant to any law, ordinance or regulation by condemnation or the right of eminent domain, Seller shall deliver to Purchaser prompt notice thereof. To the extent such action or proceeding would result in the taking of Three Thousand (3,000) acres or more, then Purchaser at its sole option shall elect, by delivering written notice to Seller within fifteen (15) days following Seller’s delivery of notice to Purchaser, either (i) to cancel this Agreement, whereupon Escrow Agent shall promptly return the Earnest Money to Purchaser and no party hereto shall have any further rights or obligations hereunder (except as may otherwise be expressly provided herein), or (ii) to purchase the Property pursuant to this Agreement, notwithstanding such action or proceeding. Failure by Purchaser to deliver written notice to Seller of its election within such fifteen (15) day period shall be deemed an election of clause (ii). If the action or proceeding would result in the taking of not more than Three Thousand (3,000)

acres, or if Purchaser elects or is deemed to elect clause (ii), then Purchaser shall receive a credit against the Purchase Price in the amount of all proceeds of any awards payable with respect to the Property, or, if such amount is not known at the time of the Closing, the Purchase Price shall not be reduced and Seller shall assign to Purchaser at the Closing all of Seller’s right to such proceeds from such action or proceeding. To the extent such action or proceeding would result in the taking of Three Thousand (3,000) acres or more, the date of the Closing shall be extended to the extent necessary to permit the exercise of such election by Purchaser.

4.Warranties and Representations.

(a)    Seller hereby warrants and represents to Purchaser as of the Effective Date and as of the date of Closing that:

(i)    Seller (A) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) is qualified to do business in the State of Georgia, and is in good standing under the laws of the State of Georgia, and (C) has all requisite power and authority to: (x) sell the Property and to carry on its business as now being conducted; (y) execute this Agreement; and (z) perform its obligations and consummate the transactions contemplated hereby.

(ii)    The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Seller have been duly and validly authorized by all necessary company action, and no other company proceedings on the part of Seller are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(iii)    There is no pending or, to Seller’s knowledge, threatened litigation, action or proceeding (including, but not limited to, any condemnation or eminent domain action or proceeding or any litigation regarding the location of lines and corners of the Property or any dispute regarding adverse possession) before any court, governmental agency or arbitrator which may adversely affect Seller’s ability to perform this Agreement or which may affect the Property.

(iv)    This Agreement and the performance hereof by Seller will not contravene any law or contractual restriction binding on Seller.

(v)    Seller has the full right, power, and authority to enter into and perform this Agreement; and no consent, approval, order or authorization of any court or other governmental entity is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance hereof by Seller.

(vi)    Seller (which for this purpose includes Seller’s partners, members, principal stockholders and any other constituent entities) (x) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (y) is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order

Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(vii)    Except as may be disclosed on the Phase I (as defined below), neither Seller nor, to Seller’s knowledge, any other person has used any portion of the Property as a land fill or as a dump to receive garbage, refuse, or waste, whether or not hazardous (other than unauthorized household refuse dump sites typical of rural timberlands not more than ½ acre in size), and neither Seller nor, to Seller’s knowledge, any other person has stored, handled, installed or disposed in, on or about the Property any Hazardous Substance, except for, in accordance with applicable law, (A) the use of motor vehicle lubricants and fuels, and (B) the application of silvicultural and agricultural chemicals. For purposes of this warranty, the term “Hazardous Substance” means any chemical, compound, constituent, material, waste, contaminant (including petroleum, crude oil or any fraction thereof) or other substance, defined as hazardous or toxic, or otherwise regulated by any of the following laws and regulations promulgated thereunder as amended from time to time prior to the Effective Date: (1) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (2) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (5) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (6) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (7) all laws of the State of Georgia that are based on, or substantially similar to, the federal statutes listed in clauses (1) through (6) of this sentence.

(viii)    With the exception of the Permitted Encumbrances and Seller’s rights pursuant to Section 5(d): (A) no third party has any rights to enter upon the Property to harvest and remove any timber therefrom; and (B) no timber or trees have been removed or harvested from the Property or affected by any Casualty causing damage in excess of the Threshold Amount (as defined below) since January 1, 2014 (the “Inventory Date”). For purposes of this Agreement, “Casualty” shall mean any physical damage to or loss of the timber on any portion of the Property by fire, earthquake, flood, insects, disease or other calamity, or as a result of timber trespass or unauthorized harvest.

(ix)    Attached hereto as Exhibit D is a true and accurate list of all unrecorded agreements to which Seller is a party currently affecting the Property (the “Unrecorded Agreements”), and, to Seller’s knowledge, there are no unrecorded contracts, leases, or other agreements that affect the ownership, use or operation of the Property and that would be binding on Purchaser after the Closing date. The Unrecorded Agreements remain in full force and effect and have not been modified or amended, except as indicated in Exhibit D. To Seller’s knowledge, no event or condition exists or has occurred which with notice, the passage of time or otherwise would constitute a default or event of default under any of the Unrecorded Agreements.

(x)    To Seller’s knowledge, (i) Seller’s use of the Property is in material compliance with all statutes, ordinances, rules, regulations, orders and requirements of all federal, state and local authorities and any other governmental entity having jurisdiction over the Property (“Laws”), and (ii) no condition exists on the Property which violates any Laws in any material respect. Seller has not received any notice from any such governmental entity of any violation of any Laws.

(xi)    To Seller’s knowledge, no endangered, threatened or listed species are present on the Property. Seller has not received any notice of any threatened or contemplated actions against Seller or the Property based upon the presence of any endangered, threatened or listed species on the Property or of any sets of facts which might give rise to any such actions.

(xii)    To Seller’s knowledge, no taxes or assessments relating to the Property are delinquent, and there are no special taxes, assessments or charges proposed, pending or threatened against the Property. Neither Seller nor, to the best of Seller’s knowledge, any other person or entity has caused any portion of the Property to violate the terms and conditions of any program in which such portion is enrolled that allows reduced ad valorem real property tax assessments for agricultural or silvicultural use.
(xiii)    To Seller’s knowledge, there have been no active mining operations conducted on the Property during the past ten (10) years, and Seller has no knowledge of any proposed mineral activity on the Property.

(xiv)    For purposes of this Agreement, “Seller’s knowledge” means the current actual knowledge possessed by Ed Sweeten and Ken Eason without independent investigation or inquiry of any kind, by either of them.

Subject to the limitations on survival set forth in Section 8(c), Seller shall hold harmless, indemnify and defend Purchaser from and against any and all obligations, liabilities, claims, liens or damages suffered or incurred by Purchaser or imposed against the Property on account of any breach of any representation, warranty or covenant of Seller set forth in this Agreement.

(b)    Purchaser hereby warrants and represents to Seller as of the Effective Date and as of the date of Closing that:

(i)    Purchaser (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, (B) is qualified to do business in the State of Georgia, and is in good standing under the laws of the State of Georgia, and (C) has all requisite power and authority to: (x) purchase the Property and to carry on its business as now being conducted; (y) execute this Agreement; and (z) perform its obligations and consummate the transactions contemplated hereby.

(ii)    The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Purchaser have been duly and validly authorized by all necessary company action, and no other company proceedings on the part of Purchaser are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(iii)    There is no pending or, to Purchaser’s knowledge, threatened action or proceeding before any court, governmental agency or arbitrator which may adversely affect Purchaser’s ability to perform this Agreement.

(iv)    This Agreement and the performance hereof by Purchaser will not contravene any law or contractual restriction binding on Purchaser.

(v)    Purchaser has the full right, power, and authority to enter into and perform this Agreement; and no consent, approval, order or authorization of any court or other governmental entity is required to be obtained by Purchaser in connection with the execution and delivery of this Agreement or the performance hereof by Purchaser.

(vi)    Purchaser (which for this purpose includes Purchaser’s partners, members, principal stockholders and any other constituent entities) (x) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (y) is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

Subject to the limitations on survival set forth in Section 8(c), Purchaser shall hold harmless, indemnify and defend Seller from and against any and all obligations, liabilities, claims, liens or damages suffered or incurred by Seller on account of any breach of any representation, warranty or covenant of Purchaser set forth in this Agreement.

(c)    The representations and warranties contained in Sections 8(a) and 8(b) shall survive Closing for twelve (12) months.

(d)    Except for the representations, warranties and covenants expressly set forth in this Agreement or in any document delivered at Closing, Purchaser acknowledges: (i) that neither Seller nor any of Seller’s agents, officers, partners or representatives has made any warranty or representations (whether express or implied) whatsoever with respect to the Property; (ii) that Purchaser will have had the opportunity to conduct such inspections, evaluations and tests of the Property as Purchaser deems appropriate and (iii) that Seller is conveying the Property on an “As-is, where is” basis, with all faults.

5.Brokerage Commission. Seller and Purchaser each warrant and represent to the other that neither has incurred any liability for any brokerage fee or commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller and Purchaser each agree to indemnify and hold harmless the other from any and all damage, loss, liability, expense and claim (including but not limited to attorneys’ fees and court costs) arising with respect to any such fee or commission which may be suffered by the indemnified party by reason of any action or agreement of the indemnifying party. This Section 9 shall survive the termination, cancellation or expiration of this Agreement.

6.Taxes; Expenses.

(a)    Income from the Unrecorded Agreements, all New Leases, ad valorem real property taxes on the Property and special assessments shall be prorated as of the date of Closing. If actual tax bills for the calendar year of Closing are not available, said taxes shall be prorated based on tax bills for the previous calendar year and the parties hereto agree to cause a reproration of said taxes upon the receipt of tax bills for the calendar year of Closing. This obligation to reprorate shall survive the closing of the purchase and sale contemplated hereby. If the Property is not designated a separate tax parcel, said taxes shall be adjusted to an amount bearing the same relationship to the total tax bill which the acreage contained within the Property bears to the acreage contained within the property included within said tax bill. Any deferred or “rollback” taxes assessed against the Property as a result of Purchaser’s acquisition or use of the Property shall be paid by the Seller, except to the extent the same are a result of a change in use by Purchaser or a failure of Purchaser to register the Property in the Forest Land Protection Act of 2008 (O.C.G.A. § 48-55-7.7).

(b)    Purchaser shall pay all costs in connection with the recordation of Seller’s Deeds and Purchaser’s title costs, and all costs of Purchaser’s due diligence. Seller shall pay all transfer taxes, and all costs and recording fees associated with documents removing encumbrances.

(c)    Each party shall pay its respective costs and expenses of legal representation. All other costs shall be borne by the party incurring them.

7.Conditions.

(a)    Unless waived by Purchaser, the obligations of Purchaser under this Agreement are expressly made subject to the fulfillment in all respects of the following conditions precedent:

(i)    the truth and accuracy as of the date of Closing of each and every warranty and representation herein made by Seller;

(ii)    Seller’s timely performance of and compliance with each and every term, condition, agreement, restriction and obligation to be performed and complied with by Seller under this Agreement; and

(iii)    Purchaser shall have received, in the form of a “marked binder” delivered at Closing, one or more owners policies of title insurance issued by the Title Company in the amount of the Purchase Price (as adjusted) insuring title to the Property as of the date of Closing subject only to the Permitted Encumbrances.

In the event any of the above conditions is not satisfied on or before the Closing, Purchaser will have the right, exercisable at Purchaser’s sole election, to exercise the remedies described in Section 12(b).
(b)    Unless waived by Seller, the obligations of Seller under this Agreement are expressly made subject to the fulfillment in all respects of the following conditions precedent:

(i)    the truth and accuracy as of the date of Closing of each and every warranty and representation herein made by Purchaser; and

(ii)    Purchaser’s timely performance of and compliance with each and every term, condition, agreement, restriction and obligation to be performed and complied with by Purchaser under this Agreement.

In the event any of the above conditions is not satisfied on or before the Closing, Seller will have the right, exercisable at Seller’s sole election, to exercise the remedies described in Section 12(a).
8.Earnest Money; Default; Remedies.

(a)    If the purchase and sale of the Property contemplated hereby is not consummated because of a default by Purchaser under this Agreement, then Seller shall have the right, as its sole and exclusive remedy, to require Escrow Agent to pay the Earnest Money to Seller as full liquidated damages and not as a penalty (the parties hereto acknowledging that Seller’s damages as a result of such default are not capable of exact ascertainment and that said liquidated damages are fair and reasonable).

(b)    If the purchase and sale of the Property contemplated hereby is not consummated because of a default by Seller under this Agreement, then Purchaser shall have the right (a) to terminate this Agreement, whereupon Escrow Agent will return the Earnest Money to Purchaser, and the parties hereto will have no further rights or obligations hereunder (except as otherwise expressly provided herein), (b) to waive any such default and proceed to Closing, (c) to seek specific performance of this Agreement, in which event Escrow Agent shall continue to hold the Earnest Money until the final disposition of the action for specific performance, whereupon the Earnest Money shall be applied to the Purchase Price, or, if specific performance is not finally, after disposition of all appeals which may have been taken, decreed to Purchaser, then Escrow Agent shall return the Earnest Money to Purchaser, and the parties hereto will have no further rights or obligations hereunder (except as otherwise expressly provided herein); provided, however, that, at any time before the entry of such a final decree and the final disposition of all appeals which may be taken, Purchaser may discontinue the action and direct Escrow Agent to return the Earnest Money to Purchaser, whereupon the parties hereto will have no further rights or obligations hereunder (except as otherwise expressly provided herein), or (d) to the extent the remedy of specific performance is not available to Purchaser because Seller has already conveyed the Property or any portion thereof or any interest therein to a third party, Purchaser shall be permitted to pursue any and all remedies available at law or in equity.

(c)    The duties of Escrow Agent shall be as follows:

(i)    During the term of this Agreement, Escrow Agent shall hold and deliver the Earnest Money in accordance with the terms and provisions of this Agreement.

(ii)    If this Agreement shall be terminated by the mutual written agreement of Seller and Purchaser, or if Escrow Agent shall be unable to determine at any time to whom the Earnest Money should be delivered, or if a dispute shall develop between Seller and Purchaser concerning to whom the Earnest Money should be delivered, then in any such event, Escrow Agent shall request joint written instructions from Seller and Purchaser and shall deliver the Earnest Money in accordance with such joint written instructions. In the event that such written instructions shall not be received by Escrow Agent within ten (10) days after Escrow Agent has served a written request for instructions upon Seller and Purchaser, the Escrow Agent shall have the right to pay the Earnest Money into a court of competent jurisdiction and interplead Seller and Purchaser in respect thereof, and thereafter Escrow Agent shall be discharged of any obligations in connection with this Agreement.

(iii)    If costs or expenses are incurred by Escrow Agent because of litigation or a dispute between Seller and Purchaser arising out of the holding of the Earnest Money in escrow, Seller and Purchaser shall each pay Escrow Agent one-half of such costs and expenses. Except for such costs and expenses, no fee or charge shall be due or payable to Escrow Agent for its services as escrow holder.

(iv)    By joining herein, Escrow Agent undertakes only to perform the duties and obligations imposed upon it under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Seller and Purchaser hereunder.

(v)    Purchaser and Seller hereby agree and acknowledge that Escrow Agent assumes no liability in connection herewith except for gross negligence or willful misconduct; that Escrow Agent shall not be liable or responsible for any loss occurring which arises from bank failure or error, insolvency or suspension, or a situation or event which falls under the Federal Deposit Insurance Corporation (FDIC) coverage (Seller and Purchaser are aware that FDIC coverage applies to a maximum amount of $250,000 per depositor, as may be modified by the FDIC from time to time); and that Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken by it in good faith in accordance with the opinion of its counsel.

9.Assignment. Except as otherwise expressly permitted in this Agreement, neither party hereto shall assign its rights or obligations hereunder, in whole or in part, without the prior written consent of the other party which written consent will not be unreasonably withheld of delayed. Notwithstanding the foregoing, (a) Purchaser shall have the right to assign its rights and obligations under this Agreement in whole or in part to any affiliate of Purchaser, provided that Purchaser shall remain liable for all obligations under this Agreement; and (b) Purchaser may assign this Agreement at the Closing, but not earlier, to any institutional lender or lenders as security for obligations to such lender or lenders in respect of financing arrangements of Purchaser or any affiliates thereof with such lender or lenders. If this Agreement is partially assigned by Purchaser, allocations of the Property between such assignees shall be reasonable, shall be based upon existing legal descriptions, and shall not require a survey or approval of subdivision by any political authority. Seller shall not be responsible for any expenses related to the allocation of the Property among assignees.

10.No Waiver. No action or failure to act by any party hereto shall constitute a waiver of any right or duty afforded to such party under this Agreement, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach of this Agreement except as may be specifically agreed in writing.

11.Governing Law. This Agreement shall be governed by the laws of the State of Georgia without regard to its choice of law rules.

12.Notice. Any and all notices required or permitted under this Agreement shall be made or given in writing and shall be delivered in person or sent by postage, pre-paid, United States Mail, certified or registered, return receipt requested, or by a recognized overnight carrier, or by facsimile or e-mail, to the other party at the addresses set forth below, and such address as may be furnished by notice in accordance with this Section 16; provided, however, if any delivery is made by facsimile or e-mail, such delivery shall be deemed delivered only if the party giving such notice obtains a confirmation of receipt. The date of notice given by personal delivery shall be the date of such delivery. The effective date of notice by mail, facsimile, email or overnight carrier shall be the date such notice is mailed, faxed, emailed or deposited with such overnight carrier. In the event that the last day for giving notice hereunder or for the performance of any obligation hereunder, including closing, falls upon a Saturday, Sunday or a legal holiday, the last day for said notice or performance shall be deemed to be the next day which is neither a Saturday, Sunday nor a legal holiday.

Seller:            c/o Resource Management Services, LLC
31 Inverness Center Parkway
Suite 360
Birmingham, Alabama 35242
Attention: Ed Sweeten
Facsimile No.: (919) 929-8265
Email: esweeten@resourcemgt.com

with a copy to:     Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: David F. Reid
Facsimile No.: (404) 853-8806
Email: david.reid@sutherland.com

Purchaser:        c/o CatchMark Timber Trust
Five Concourse Parkway
Suite 2325
Atlanta, Georgia 30328
Attn: John D. Capriotti
Facsimile No.: (770) 243-8172
Email: john.capriotti@catchmark.com

with a copy to:        Smith, Gambrell & Russell, LLP
1230 Peachtree Street, NE, Suite 3100
Atlanta, Georgia 30309
Attn: Mark G. Pottorff
Facsimile No.: (404) 685-6897
Email: mpottorff@sgrlaw.com

Escrow Agent:        Fidelity National Title Group
Atlanta National Title Services Office
200 Galleria Parkway SE, Suite 2060
Atlanta, Georgia 30339
Attention: Shawn A. Tidwell
Facsimile No.: (678) 718-1428

13.Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and cannot be amended or supplemented except by a written agreement signed by all parties.

14.Captions. The captions of paragraphs in this Agreement are for convenience and reference only and are not part of the substance hereof.

15.Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained in this Agreement, or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences of this Agreement, shall not be in any way impaired, it being the intention of the parties that this Agreement shall be enforceable to the fullest extent permitted by laws.

16.Counterparts. This Agreement may be executed in several counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement. This Agreement may be executed by each party upon a separate copy and attached to another copy in order to form on or more counterparts.

17.Binding Effect. This Agreement shall bind the parties hereto and their respective heirs, legal representatives, successors and assigns.

18.Time of Essence. Time is of the essence of this Agreement.

19.No Survival. Except as provided in Section 8 and as may otherwise expressly be provided herein, the provisions of this Agreement shall not survive the closing of the purchase and sale contemplated hereby and shall be merged into the delivery of the limited warranty deeds and other documents and the payment of all monies pursuant hereto.

20.Incorporation of Exhibits. All exhibits referred to in this Agreement are hereby incorporated herein by this reference.

21.Electronic Copy. Handwritten signatures to this Agreement transmitted by telecopy of electronic transmission (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver to the other party an executed original of this Agreement with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopied or electronically transmitted handwritten signature of the other party to this Agreement.

22.Confidentiality; Public Announcements. The terms and conditions of the transactions contemplated in this Agreement shall remain confidential, except that either Purchaser or Seller and their respective affiliates may disclose the terms and provisions of this Agreement (i) to the extent that such party is required by applicable law (including the rules and regulations promulgated by the SEC or any stock exchange) to make public disclosure, or (ii) in any legal proceeding, including any audit, to the extent necessary to enforce any rights under this Agreement, provided that, in either case, the disclosing party shall provide the other party with prior notice of such disclosure and the content thereof, or (iii) to such party’s attorney, accountant or other professional advisors assisting the party with respect to this transaction. This Section 26 shall survive any termination, cancellation or expiration of this Agreement or the Closing.

23.Resolution of Disputes.

(a)In the event that any provision of this Agreement refers to this Section 27 for a determination of the amount of any change in the value of the Property or the fair market value of any portion(s) of the Property or the timber on the Property, Seller and Purchaser will promptly make a good faith attempt to mutually agree upon such fair market value, using in all cases the per acre value of $2,024.53. In the event Seller and Purchaser are unable to so agree within five (5) days after notice of the event or circumstance necessitating the need for such determination from either party to the other party, then Seller and Purchaser shall retain Forest Resource Consultants, Inc., or another forestry consultant acceptable to Seller and Purchaser, (the “Timber Consultant”) to make such determination. The Timber Consultant shall reach a decision within ten (10) days of being so retained, and the decision of the Timber Consultant shall be binding upon the parties hereto.

(b)Seller and Purchaser will each bear one-half (1/2) of the cost of the Timber Consultant retained pursuant to this Section 27. The Closing date will be extended to the extent necessary to allow the parties to agree upon the fair market value or, if necessary hereunder, to permit the final decision of the Timber Consultant, as the case may be.

24.Environmental Inspection. Purchaser may, at its sole cost and expense, cause to be performed an independent Phase I environmental site assessment prepared in accordance with ASTM Practice E 2247-08 (Standard Practice for Environmental Site Assessments: Phase I Environmental Process for Forestland or Rural Property) on the Property as Purchaser shall desire (the “Phase I”), and Purchaser may employ engineers, consultants and other personnel to perform such environmental site assessment. If Purchaser’s actions reveal that, in the opinion of Purchaser’s engineers, consultants and other personnel, any part or parcel of the Property is or may be impaired by a Recognized Environmental Condition (hereinafter defined) concerning that part or parcel, then Purchaser may object to such Recognized Environmental Condition by notice to Seller on or before the expiration of the Due Diligence Period. Failure by Purchaser to timely deliver such notice shall be deemed a waiver of any objections it may have under this Section 28. Seller shall have the right, but not the obligation, to attempt to cure and remove such Recognized Environmental Conditions prior to Closing. If Seller fails to cure, or elects not to cure, any such Recognized Environmental Condition within five (5) days prior to the Closing, Purchaser shall elect by delivering written notice to Seller either (i) to proceed to Closing subject to such uncured or unsatisfied Environmental Conditions, with no reduction in the Purchase Price; or (ii) to proceed to Closing and purchase the Property exclusive of such portion or portions of the Property affected by the Environmental Conditions, with such adjustment in the Purchase Price as may be determined in accordance with the provisions of Section 27 hereof. Failure by Purchaser to timely deliver such notice shall be deemed an election of clause (i). As used herein, “Recognized Environmental Condition” shall have the meaning set out for the same in ASTM Practice E 2247-08.

25.No Solicitation. Seller agrees that it shall not after the Effective Date, directly or indirectly, through any officer, director, employee, agent or otherwise, (a) solicit, initiate or encourage submission of proposals, offers or expressions of interest from any person or entity relating to any acquisition or purchase of all or a portion of the Property (any of the foregoing proposals, offers or expressions of interest being referred to herein as an “Acquisition Proposal”), or (b) participate in any negotiations or discussions regarding, or furnish to any person any nonpublic information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any Acquisition Proposal.

26.Deleted Parcels. If any portion of the Property is to be excluded from the transaction pursuant to Sections 5(b) or 28 above or as provided elsewhere in this Agreement (a “Deleted Parcel”) and such Deleted Parcel comprises less than all of a discrete parcel of land with an adequate, insurable legal description, Purchaser shall determine (subject to Seller’s right of reasonable approval as to shape or configuration) the exact boundaries and dimensions of the portion of the Property to be retained by Seller (provided that any such Deleted Parcel shall have a minimum size of the lesser of (i) forty (40) acres, and (ii) the entire such discrete parcel), and Seller shall make arrangements to have said portion of the Property surveyed by a surveyor licensed to practice in Georgia in order to produce an insurable legal description for said retained parcel. Seller and Purchaser shall each pay one-half of all costs of any surveys so obtained. Seller shall also obtain any and all subdivision approvals required for Seller’s retention of the Deleted Parcels. Purchaser agrees to grant without cost to Seller access easements over and across any portion of the Property acquired by Purchaser upon reasonable terms and over reasonable routes as may be necessary for Seller’s access to any Deleted Parcels, and Seller agrees to grant to Purchaser without cost access easements over and across the Deleted Parcels (and any other portion of the Property retained by Seller) upon reasonable terms and over reasonable routes as may be necessary for Purchaser’s access to the Property.

27.Property Information. To the extent not already delivered to Purchaser, Seller shall deliver to Purchaser within five (5) days of the date hereof copies of all title information (including but not limited to Seller’s existing title policies), inventory information, GIS information, current third party contracts for silvicultural activities with respect to the Property, certification (SFI/FSC) documents related to the Property, and plot data from Seller’s latest cruise of the Property (the

“Property Information”). At Closing, Seller shall deliver both hard copies (to the extent in existence) and electronic versions of the Property Information as Purchaser may request.

28.Timber Cruise.

(a)At Purchaser’s election, to be exercised by notice to Seller delivered on or before July 14, 2014, Purchaser may retain the Timber Consultant to conduct a timber cruise (the “Cruise”) of all merchantable timber located on the Property (other than on the Harvest Parcels) to determine the volume of all merchantable timber located on the Property (the “Cruise Volume”). If Purchaser elects to employ the Timber Consultant to conduct the Cruise, Purchaser and Seller shall negotiate in good faith to agree upon the procedures and specifications to be used for the Cruise (the “Cruise Mechanics”). If Purchaser and Seller are unable to agree upon the Cruise Mechanics within ten (10) days after Purchaser’s notice to Seller that Purchaser is electing to conduct the Cruise, then Purchaser shall elect by notice to Seller delivered within three (3) business days after said ten (10) day period either (1) to forego the Cruise and proceed to Closing upon the terms set forth herein or (ii) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder, except for those rights and obligations which expressly survive termination.

(b)If retained to conduct the Cruise, the Timber Consultant shall prepare a report with the results of the Cruise (the “Cruise Report”) which Cruise Report shall provide a description of the methods used and shall clearly indicate the Cruise Volume as determined by the Timber Consultant as of the date of the Cruise Report. A copy of the Cruise Report shall be delivered to Seller on or before the expiration of the Due Diligence Period.

(c)Seller has provided to Purchaser Seller’s estimated volume of merchantable timber on the Property (the “Inventory Volume”) by email dated May 22, 2014 from Eric O’Conner to John Capriotti. In the event that the Cruise Report indicates that the Inventory Volume exceeds the Cruise Volume, Purchaser shall have the right to terminate this Agreement by notice to Seller delivered within five (5) days after the expiration of the Due Diligence Period, in which case Escrow Agent shall return the Earnest Money to Purchaser and both parties shall be relieved and released of and from any and all further liability hereunder (other than any liability or indemnity that by the express terms hereof survives termination of this Agreement).

29.Hart-Scott Rodino. The parties agree to cooperate with one another to determine whether this transaction requires notice filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C.A. Sec. 1 8(a), as amended, and all regulations promulgated thereunder (“HSR Act”). Unless the parties jointly conclude that the transaction contemplated herein is exempt from said filings, the parties agree to (i) cooperate and make said filings in a timely manner (and in any event, within ten (10) business days after the date hereof), in which case Buyer and Seller each shall be responsible and pay for one-half of all applicable filing fees and (ii) will use all commercially reasonable efforts to obtain early termination of the waiting period under HSR Act, and make all further filings pursuant thereto as may be necessary, proper or advisable. The Closing date shall be extended as necessary in the event the parties make filings for the transaction pursuant to the HSR Act.

[signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been duly executed, sealed and delivered by the parties hereto the day and year first above written.

SELLER:

WILDWOOD TIMBERLANDS LLC,
a Delaware limited liability company

By:	Resource Management Service, LLC, its manager

By: /s/ Ed Sweeten
Name:    Ed Sweeten
Title:    Executive VP

Date:    July 7        , 2014

[Signatures Continue on Following Pages]

(Purchaser’s Signature Page to Agreement for the Purchase and Sale of Property)

PURCHASER:

CATCHMARK TIMBER TRUST, INC.,
a Maryland corporation

By: /s/ John F. Rasor
Name:    John F. Rasor
Title:    Chief Operating Officer

[Seal]

Date:    July 7        , 2014

[Signatures Continue on Following Page]

(Escrow Agent’s Signature Page to Agreement for the Purchase and Sale of Property)

ESCROW AGENT:

FIDELITY NATIONAL TITLE GROUP

By:
Name:
Title:
Date:            , 2014

EXHIBIT A

Property by county and approximate acreage per County:

◦	Bleckley; 1,265 approximate acres

◦	Crawford; 8,649 approximate acres

◦	Crisp; 289 approximate acres

◦	Dodge; 218 approximate acres

◦	Macon; 1,717 approximate acres

◦	Marion; 2,058 approximate acres

◦	Monroe; 145 approximate acres

◦	Peach; 73 approximate acres

◦	Schley; 1,398 approximate acres

◦	Sumter; 4,619 approximate acres

◦	Talbot; 607 approximate acres

◦	Taylor; 1,799 approximate acres

◦	Terrell; 110 approximate acres

◦	Twiggs; 4,189 approximate acres

◦	Upson; 7,073 approximate acres

◦	Wilcox; 616 approximate acres

◦	Wilkinson; 2,838 approximate acres

The Property is shown on the map attached hereto. Legal descriptions for the deeds shall be those contained in the deeds into Seller.

Exhibit A
Property Map

EXHIBIT B

Form of Limited Warranty Deed

Record & Return to:
_______________________
_______________________
_______________________
_______________________

Prepared by:
Smith, Gambrell & Russell, LLP
1230 Peachtree Street, NE, Suite 3100
Atlanta, Georgia 30309
Attn: Mark G. Pottorff
Facsimile No.: (404) 685-6897
Email: mpottorff@sgrlaw.com

LIMITED WARRANTY DEED

STATE OF ______________
COUNTY OF ____________

THIS LIMITED WARRANTY DEED is made as of the _____ day of _________________, 2014, from WILDWOOD TIMBERLANDS LLC¸ a Delaware limited liability company (“Grantor”) to ________________________________________, a __________ corporation, (“Grantee”) (the words “Grantor” and “Grantee” to include their respective heirs, successors and assigns where the context permits or requires).

WITNESSETH, that Grantor, for and in consideration of Ten Dollars ($10.00) in hand paid at and before the sealing and delivery of these presents, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, aliened, conveyed and confirmed, and by these presents does grant, bargain, sell, alien, convey and confirm unto Grantee the following described real property (the “Property”), to-wit:

ALL THOSE CERTAIN TRACTS OR PARCELS OF LAND LYING AND BEING IN _________________ COUNTY, GEORGIA, BEING MORE PARTICULARLY DESCRIBED ON EXHIBIT “A” ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE.

TOGETHER with (i) all down and standing trees or timber and all sand and gravel located thereon, (ii) all buildings thereon, (iii) all roads, bridges and other improvements and fixtures thereon, (iv) all right, title and interest in and to all gas, oil, minerals, coal, sand, gravel and all other substances or

EXHIBIT “B”

FORM OF LIMITED WARRANTY DEED

minerals of any kind or character underlying or relating to such Property to the extent not retained by or conveyed out by Grantor’s predecessors in title, and (v) all other privileges, appurtenances, easements and other rights appertaining to the Property, subject to the permitted encumbrances set forth on Exhibit “B” attached hereto and by this reference made a part hereof (the “Permitted Encumbrances”), reference to which shall not operate to reimpose the same.

TO HAVE AND TO HOLD the Property with all and singular the rights, members and appurtenances thereof, to the same being, belonging, or in anywise appertaining, to the only proper use, benefit and behoof of Grantee, forever, in FEE SIMPLE.

AND Grantor will warrant and forever defend the right and title to the Property unto Grantee against the claims of all persons claiming by, through or under Grantor, but not otherwise; provided, however, that Grantor’s conveyance of the Property and Grantor’s warranties of title contained in this Deed are and shall be subject to the Permitted Encumbrances.

IN WITNESS WHEREOF, Grantor has caused this Deed to be executed and delivered under seal as of the date first written above.

“GRANTOR”

WILDWOOD TIMBERLANDS LLC, a Delaware limited liability company

By:___________________________
David Henderson, Manager
Signed, sealed and delivered
in the presence of:

________________________
Unofficial Witness

________________________
Notary Public (Affix seal and
Commission expiration date)

EXHIBIT “B”

Exhibit A
Legal Description of Property

EXHIBIT “B”

Exhibit B

Permitted Encumbrances

1.	[to match Exhibit C to Purchase and Sale Agreement, subject to Section 5]

EXHIBIT C

Permitted Encumbrances

30.Building or zoning ordinances that may affect the Property;
31.    To the extent a tract included in the Property is bounded or traversed by a river, stream, branch or lake, rights of third parties in and to such body of water and any riparian rights related thereto.
32.    To the extent any portion of the Property is bounded or traversed by a public road, railroad tracks, or public utility facilities, the rights of others (whether owned in fee or by easement) in and to any portion of the Property that lies within such road, tracks, or facilities;
33.    Subject to the provisions of Section 10, all ad valorem real property taxes for the year 2014 and subsequent years not yet due and payable;
34.    Easements, rights of way, railroad tracks, utility facilities, discrepancies or conflicts in boundary lines, shortages in area, encroachments or any other facts that a current and accurate survey of the Property would disclose;
35.    Rights to and/or interests in all oil, gas and other minerals or other substances of any kind or character as may have been previously reserved by or conveyed to others and any leases concerning any of such oil, gas, other minerals or other substances in, on or under the Property;
36.    All matters of record other than (i) Required Cure Matters, and (ii) title objections that Seller has elected to cure pursuant to Section 5;
37.    Rights of others under any of the Unrecorded Agreements;
38.    Any claim of lack of legal access to any portion of the Property.

EXHIBIT D

Schedule of Unrecorded Agreements

Seller will provide to Purchaser a list and complete copies of all the Unrecorded Agreements within five (5) days of the Effective Date.

EXHIBIT E

Harvest Planning Units

Seller to provide this Exhibit within five (5) days after the Effective Date.